UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 3, 2008
Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 18 Queen Street, Hamilton HM JX Bermuda	N/A

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a).	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On May 12, 2008, we filed our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “Form 10-Q”). Note 2 (Acquisitions) to the Unaudited Condensed Consolidated Financial Statements set forth in “Item 1. Financial Statements” of the Form 10-Q contained a proforma condensed combined income statement for the three months ended March 31, 2008 (the “March 2008 Proformas”) that gave effect to our acquisition of AMP Limited’s Australian-based closed reinsurance and insurance operations (“Gordian”) and related transactions as if they had occurred on January 1, 2008.
On June 3, 2008, management concluded and, on June 4, 2008, the Audit Committee of our Board of Directors was advised that the March 2008 Proformas contained an error. In particular, Gordian’s total expenses for the quarter ended March 31, 2008 were overstated by approximately $24.7 million. Accordingly, management concluded that the previously issued Unaudited Condensed Consolidated Financial Statements for the quarter ended March 31, 2008 contained in the Form 10-Q and accompanying report of the independent registered public accounting firm should not be relied upon. We have restated the March 2008 Proformas to reflect the correct total expenses in our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008, filed concurrently with this Form 8-K. The error did not impact our revenue, net earnings or shareholders’ equity.
Management and the Audit Committee of our Board of Directors have discussed the matters disclosed in this filing with our independent registered public accounting firm, Deloitte & Touche.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED
Date: June 5, 2008	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer